MUTUAL RELEASE AND SETTLEMENT AGREEMENT


     This MUTUAL RELEASE AND SETTLEMENT AGREEMENT
("Agreement") is made and entered into as of March 4, 1996 by and between CHRISTOPHER BINGHAM, an individual ("Bingham"), WORK
RECOVERY, EUROPE, LTD. ("WRE"), and WORK RECOVERY, INC. a
Colorado (U.S.A.) corporation ("WORK").

RECITALS

     WHEREAS, on or about January 18, 1996, WRE's parent company, WORK, had a change in control whereby WORK's prior Board of Directors was replaced by a new Board of Directors and a new acting President and Chief Executive Officer was installed; and
     WHEREAS, as a result of the facts and circumstances which gave rise for the need for the aforesaid change in control ("Change in Control"), drastic measures were taken to dramatically reduce WORK's expenses of operation domestically and abroad; and
     WHEREAS, in connection with said reduction, it was determined that WRE's Milton Keynes facility in the United Kingdom would have to be closed and that Bingham would have to be relieved of his duties thereat on account of the mandated reduction in expenses and corresponding reduction in personnel.

AGREEMENT

     NOW, THEREFORE, Bingham and WRE and WORK hereby agree, in consideration for the mutual covenants and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, as follows.

     1     The foregoing recitals are hereby incorporated herein by this reference as though set forth in full at this point.

     2. WORK agrees to pay to Bingham, as severance pay, the sum of Twenty-Five Thousand Dollars U.S. (U.S. $25,000) on or before August 1, 1996 ("Severance Pay"). The Severance Pay will be due when the TEAM
For New Management, L.L.C., a management consultant under contract with WORK, receives payment in the amount of $150,000. If said amount is not received by the TEAM by August 1, 1996, Bingham shall nevertheless receive the Severance Pay.

     3. It is agreed that you may remove the computer equipment specified in your February 1, 1996 memorandum, specifically: (i) one TAG Pentium computer; (ii) one Mustek scanner; (iii) one EPSON color printer;
(iv) one HP4 Plus laser printer; and (v) associated cabling, and the following additional items from Linford Forum:
                 a. your personal records of salaries and taxes paid by Work Recovery, Europe ("WRE") to you;
                 b. bank records, all official corporate records and ledgers and inventory of Sterling Canon Grant Limited, an entity wholly unrelated to WRE in which you are the major shareholder. The inventory to be removed consists of insulin injectors, two Omni Flexor hand therapy devices and associated videos and cleaning items, and two Pronex devices each in their own carry bags.
                 c. records of the Batavia Fund, an entity wholly unrelated to WRE. These records are held in a banker's box, labeled accordingly, and in a file cabinet.
                 d. computer software belonging to you, consisting of a desktop publishing program, Lotus Organizer, Flight Simulator and Bizplan, with associated manuals.
                 e. miscellaneous personal items, such as pictures, magazines, framed cartoon panels and the like.

     4. In further consideration of the Severance Pay, Bingham agrees to spend approximately one day in the Linford Forum office in order to: (i) prepare the necessary information for WRE's accountants in order that they may prepare the V.A.T. return due by the end of February, 1996; and (ii) prepare the payroll tax return for submission to the Inland Revenue. When the amount for (ii) is ascertained, Bingham agrees that he will contact Mr. Robert Bunker an WORK and provide Mr. Bunker with the sum of money to pay the payroll taxes, whereupon Mr. Bunker will authorize, or cause to authorize, subject to any applicable laws of the United Kingdom, Lloyd's Bank or the Bank of Scotland to honor a Bank GIRO Credit Slip in the like amount to be presented to such Bank by Bingham, whereupon Inland
Revenue shall be paid forthwith.

     5. Bingham further agrees to provide to WRE and/or WORK all necessary paperwork, official forms, records, and the like in order to facilitate a smooth transition to either new management at the Milton Keynes site or to another site that may be selected in the future.

     6. Subject to the terms and conditions contained in this Agreement, Bingham, WRE, and WORK, each for themselves and their respective heirs, successors and assigns:
           (a) unconditionally agrees to forever release and discharge the other from, and each relinquishes, extinguishes and waives, any and all claims, disputes, demands, liabilities, controversies, actions, obligations, debts, losses, rights, promises, occurrences, liens, causes of action, damages, costs, expenses, and attorney's fees of any kind or nature, whether legal or equitable, in tort or in contract, actual or contingent, latent or patent, known or unknown, asserted or unasserted, that either Bingham on the one hand and WRE and WORK on the other hand, had, has, or may have against the other(s) which in any way arose, arises or could arise out of, or relates to, directly or indirectly, any and all issues which were or could have been raised in connection with the transactions, facts and circumstances, and each and all of them, including but not necessarily limited to, the Recitals set forth at the beginning of this Agreement, giving rise to the need for this Agreement;
           (b) acknowledge that Bingham on the one hand and WRE and WORK on the other hand, may have claims, including claims for damages, that are presently unknown and that the releases contained in this Agreement are intended to and will fully, finally and forever discharge all claims, whether now asserted or unasserted, known or unknown, arising out of the facts, circumstances and transactions surrounding and giving rise to the need for this Agreement. In furtherance of the intent expressed above, each party agrees that the releases and agreements given herein shall remain in effect as full and complete releases of such matters notwithstanding the discovery or existence of additional claims or facts related thereto, without regard as to when such discovery may occur. Without in any manner diminishing the generality of the foregoing provisions of this Paragraph 6., WORK agrees that it has an obligation to indemnify Bingham in accordance with, and subject to, the terms of the defense and indemnity provisions contained in the Articles and Bylaws of WORK in connection with a consolidated shareholders action on file in the Federal District Court in Arizona. Defense in the Arizona shareholders' action will be provided by Mr. John Everroad, Esq. with the Phoenix, Arizona law firm of Fennemore Craig, .subject to the possibility that the Board of Directors of WORK must yet ratify WORK's obligations in this regard, and further subject to WORK's unconditional right expressly reserved hereby to withdraw or otherwise terminate any such defense or indemnity obligation in the event that Bingham is alleged (and it should be subsequently proven) to have engaged in any unlawful act or ac-tivity in any manner in connection with, or arising from, Bingham's employment with WRE or as a member of the Board of Directors of WRE and/or WORK. Bingham understands and agrees that in the event that he should desire to retain counsel other than Mr. John Everroad, all expenses and liabilities incurred in connection therewith and that may result therefrom shall be Bingham's sole responsibility.


     7. To the extent permitted by international law and the laws of the United Kingdom, this Agreement shall be governed by the laws of the State of Arizona, United States of America, and the parties hereto agree that any action or proceeding to enforce or interpret the terms and conditions contained in this Agreement shall be filed in the courts in the State of Arizona and the parties hereto agree to subject themselves to the jurisdiction of the Arizona (state or federal) courts and to be unconditionally bound by any judgments rendered therein. Any judgment so rendered shall be enforceable either in the United Kingdom or the United States of America, as necessary. This Agreement may be signed in counterparts, including pages transmitted by facsimile, all of which will be considered one and the same instrument.

     8. Bingham has represented to WORK that he holds options to purchase stock of WORK. To the extent that such options are, in fact, held and owned by Bingham, WORK agrees that the date by which said options must be exercised will be extended from what would otherwise is believed to have been on or about May 1, 1996, to July 1, 1996, expressly subject, however, to the authority of WORK to grant such an extension and further subject to approval therefore by the Board of Directors of WORK.


     IN WITNESS WHEREOF, Bingham, WRE and WORK have executed this Agreement at, and upon the date, indicated on the following page.

CHRISTOPHER BINGHAM


/s/ Christopher Bingham     At: Milton Keynes, England
                                this 4th day of March, 1996.

WORK RECOVERY, EUROPE, LTD.

by: /s/ Dorcas R. Hardy     At: Tucson, Arizona
                                this 4th day of March, 1996.


WORK RECOVERY, INC.


by: /s/ Dorcas R. Hardy     At: Tucson, Arizona
                                this 4th day of March, 1996.